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                            July 8, 2021

       David Lopez
       Chief Executive Officer
       PlayAGS, Inc.
       6775 S. Edmond St., Suite 300
       Las Vegas, NV 89118

                                                        Re: PlayAGS, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed July 2, 2021
                                                            File No. 333-257677

       Dear Mr. Lopez:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sergio
Chinos, Staff Attorney, at (202) 551-7844 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Manufacturing